Meyler&Company LLC

OneArinPark

Phone: 732-671-2244

Certified Public Accountants

1715 Highway 35

& Management Consultants

Middletown, NJ07748

CONSENT OF MEYLER & COMPANY, LLC

(INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM)

We consent to the use in the Registration Statement of the Upright Growth Fund, a series of Upright Investments Trust, on Post Effective Amendment No. 19 under the Securities Act of 1933 and Amendment No. 23 under the Investment Company Act of 1940 to Form N-1A of our report dated November 29, 2012, on the financial statements of the Upright Growth Fund and to the reference to our firm under the caption “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Meyler & Company, LLC

Middletown, New Jersey

January 28, 2013